EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-100947) and related Prospectus of CytRx Corporation for the registration of 10,324,269 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2003, with respect to the consolidated financial statements and schedule of CytRx Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Atlanta, Georgia

June 18, 2003